BMC Stock Holdings, Inc. Names David Keltner Interim President and CEO as Peter Alexander Steps Down

ATLANTA, January 10, 2018 - BMC Stock Holdings, Inc. (Nasdaq: BMCH) (“BMC” or the “Company”), one of the leading providers of diversified building products and services in the U.S. residential construction market, announced today that President and CEO Peter C. Alexander, 61, is leaving the Company under mutual agreement effective immediately. Current Director David L. Keltner, 58, will serve as interim President and CEO while the Board conducts a search for a new CEO.

“Two years ago, we successfully merged two marquee businesses serving the residential building products market,” stated Chairman of the Board of Directors, David Bullock. “Since that time, BMC’s employees have done a commendable job combining operations and delivering more cost synergies than initially anticipated. Now, as we pivot the organization to accelerate our strategic plan, the Board of Directors and Peter Alexander determined it was time to make a leadership change to more fully leverage our national business portfolio and growth opportunities. We have a strong and experienced senior management team in place that will work closely with Mr. Keltner to make this leadership transition seamless for our customers, suppliers, employees and shareholders.”

“I’m excited about the opportunity to lead BMC through this transition,” said Mr. Keltner. “With the shared goal to deliver best-in-class customer service and exceptional innovative solutions, I’m looking forward to working with our associates to continue to execute on BMC’s strategy.”

Mr. Keltner joined the Board of Directors of BMC Stock Holdings, Inc. and its predecessor in April 2014. Mr. Keltner formerly served as Chief Financial Officer of Ferguson Enterprises, Inc. and Chief Financial Officer of Wolseley North America.

About BMC Stock Holdings, Inc.

With more than $3 billion in annual net sales, BMC is one of the leading providers of diversified building products and services to professional builders and professional remodelers in the U.S. residential housing market. Headquartered in Atlanta, Georgia, the Company’s comprehensive portfolio of products and services spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management and an innovative eBusiness platform. BMC serves 43 metropolitan areas across 18 states, principally in the fast-growing South and West regions.

Investor Relations Contact
BMC Stock Holdings, Inc.
Carey Phelps
(678) 222-1228
carey.phelps@buildwithbmc.com